Exhibit 99.1

Item 1. Business

Overview

Genworth Life and Annuity Insurance Company (the “Company,” “GLAIC,” “we,” “us,” or “our” unless the context otherwise requires) is a stock life insurance company operating under a charter granted by the Commonwealth of Virginia on March 21, 1871 as The Life Insurance Company of Virginia. An affiliate of the General Electric Company (“GE”) acquired us on April 1, 1996 and ultimately contributed the majority of the outstanding common stock to Genworth Life Insurance Company (“GLIC”), formerly known as General Electric Capital Assurance Company. On May 31, 2004, we became a direct, wholly-owned subsidiary of GLIC while remaining an indirect, wholly-owned subsidiary of Genworth Financial, Inc. (“Genworth”). Our preferred shares are owned by an affiliate, Brookfield Life Assurance Company Limited.

Our principal offices are located at 6610 West Broad Street, Richmond, Virginia 23230.

On January 1, 2007, Federal Home Life Insurance Company (“FHL”) and First Colony Life Insurance Company (“FCL”) merged with and into GLAIC. GLAIC is the surviving entity. FHL and FCL were both stock life insurance companies operating under charters granted by the Commonwealth of Virginia and both were affiliates of the Company. We received regulatory approval from the State Corporation Commission, Bureau of Insurance of the Commonwealth of Virginia for these mergers. The accompanying financial information has been represented as if the mergers had been effective for all periods and were accounted for as a pooling of interests for entities under common control as the Company, FHL and FCL are all wholly-owned subsidiaries of Genworth.

Upon consummation of the FHL and FCL mergers, GLAIC transferred its ownership of American Mayflower Life Insurance Company of New York (“AML”), formerly a wholly-owned subsidiary of FCL, to Genworth Life Insurance Company of New York (“GLICNY”), an affiliate, in exchange for a non-majority ownership interest in GLICNY. AML merged into GLICNY with GLICNY being the surviving entity. AML was included in all periods presented as the mergers of FHL and FCL were accounted for as a pooling of interests for entities under common control. These mergers were part of the continuing efforts of Genworth, our ultimate parent company, to simplify its operations, reduce its costs and build its brand.

We are one of a number of subsidiaries of Genworth, a leading financial security company dedicated to developing solutions that help meet the investment, protection, homeownership, retirement and independent lifestyle needs of more than 15 million customers, with a presence in more than 25 countries. We have two operating segments: (1) Protection and (2) Retirement Income and Institutional, formerly known as Retirement Income and Investments.

•	Protection. We offer customers life insurance, including term and universal life, and accident and health insurance, including Medicare supplement insurance.

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Retirement Income and Institutional. We offer customers a variety of wealth accumulation, income distribution and institutional investment products. Retail products include: individual fixed and variable annuities; group variable annuities offered through retirement plans; single premium immediate annuities; and variable life insurance. Institutional products include: guaranteed investment contracts (“GICs”), funding agreements and funding agreements backing notes (“FABNs”).

We also have Corporate and Other activities which consist primarily of unallocated net investment gains (losses), corporate income, expenses and income taxes.

Market Environment and Opportunities

We believe we are well positioned to benefit from a number of significant demographic, governmental and market trends, including the following:

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Aging U.S. population with growing retirement income needs. The percentage of the U.S. population aged 55 or older is expected to increase from approximately 22%, or 65 million, in 2004 to more than 29%, or 97 million, by 2020 according to the U.S. Census Bureau. Life expectancy has risen to 74.8 years for men and 79.6 years for women, according to the U.S. Social Security Administration, and further increases are projected. For a married couple, each aged 65, there is a 50% likelihood that one will survive to age 91 and a 25% chance one will survive to 95, according to Society of Actuaries tables. Meanwhile, fewer companies are offering defined benefit plans than in the past, and the Social Security Administration in 2006 projected that its reserves could be exhausted by 2040, creating the need for individuals to identify alternate sources of retirement income. U.S. savings rates overall are at historic lows, according to the U.S. Commerce Department’s Bureau of Economic Analysis and the nation’s personal savings rate in December 2006 was negative $116.6 billion. We believe this phenomenon will lead to increased demand for innovative investment, insurance and savings products of the type we currently offer and are developing. For those with accumulated wealth, especially among people within 10 years of retirement or within the first five years of retirement, approximately $6.6 trillion of financial assets are now held, with the vast majority of these expected to be invested to meet income needs, according to a survey conducted by SRI Consulting Business Intelligence in 2004. We believe these trends will also increase demand for wealth accumulation offerings and income distribution solutions as part of a responsible financial plan.

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Growing lifestyle protection gap. The aging U.S. population, coupled with other factors such as the decline in defined benefit plans in the U.S., is creating a significant lifestyle protection gap for many individuals. A growing number of individuals have insufficient resources, including insurance coverage, to ensure that assets and income will be adequate to support desired lifestyles. Declining savings rates, rising healthcare and nursing care costs, and shifting burdens for funding protection needs from governments and employers to individuals, are contributing to this gap. Many individuals are facing increased personal debt levels, with limited or no resources to manage against unforeseen events. We expect these trends to result in increased demand for life and accident and health insurance we offer, as well as for our asset accumulation and income distribution offerings.

Competitive Strengths

We believe the following competitive strengths will enable us to capitalize on opportunities in our targeted markets:

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Leading positions in diversified targeted markets. We believe our leading positions in life insurance and retirement income provide us with a strong and differentiated base of business that enables us to compete effectively in these markets as they grow.

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Product innovation. We continue to innovate products that meet the needs of consumers through various stages in their lives, and that are positioned to benefit from current trends among distributors to limit the number of insurers with which they maintain relationships to those with the highest value-added product content. We strive to maintain appropriate return and risk thresholds when we expand the scope of our product offerings.

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Extensive, multi-channel distribution network. We have extensive distribution reach across a broad network of financial intermediaries, independent producers and dedicated sales specialists. We maintain strong relationships with leading distributors by providing a high level of specialized and differentiated support, technology and service solutions to enhance their sales efforts.

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Innovative capital markets solutions. We believe we are an industry leader in developing capital markets solutions and investment products that allow us to use capital more efficiently and increase our returns, manage risk and support new business models. In 2003, we were the first company to securitize statutory term life insurance reserves (“XXX securitizations”) and we were again the first company, in 2006, to create a similar solution for universal life insurance reserves (“AXXX securitization”).

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Technology-enhanced, service-oriented, scalable, low-cost operating platform. We actively manage costs and drive continuous customer service improvement. We use technology to enhance performance by automating key processes to reduce response times and process variations. In addition, we have centralized our operations and have established scalable, low-cost operating centers in Virginia. We also outsource a variety of back office support services to a team of professional service providers in India.

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Disciplined risk management with strong compliance practices. Risk management and regulatory compliance are critical parts of our business. We employ comprehensive risk management processes in virtually every aspect of our operations, including product development, underwriting, investment management, asset-liability management and technology development programs.

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Strong balance sheet and high-quality investment portfolio. As part of Genworth, we believe our size, ratings and capital strength provide us with a significant competitive advantage. We have a diversified, high-quality investment portfolio with $20.6 billion of cash, cash equivalents and invested assets as of December 31, 2006. Approximately 94.4% of our fixed maturities had ratings equivalent to investment-grade, and approximately 0.2% of our total investment portfolio consisted of equity securities. We actively conduct asset-liability management, and we are expanding use of the capital markets to more effectively enhance portfolio returns.

Growth Strategies

Our objective is to increase targeted revenues and operating income, and enhance returns on equity. We do this by focusing on the following strategies:

•	Capitalize on attractive growth prospects in key markets. We have positioned our product portfolio and distribution relationships to capitalize on the attractive growth prospects in our key markets:

Retirement planning and retirement income. We believe growth will be driven by favorable demographic trends and products designed to help customers accumulate assets and convert them into reliable income throughout their retirement years or other desired periods.

Protection. In life insurance, we believe growth will be driven by the significant protection gaps among individuals and families.

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Further strengthen and extend our distribution channels. We intend to grow distribution by continuing to differentiate in areas where we believe we have distinct competitive advantages. These areas include:

Product and service innovations. Examples include the introduction of a number of products including ClearCourse® for the retirement plan market, return of premium term products, our Income Distribution Series of variable annuity products and riders and our SEC Registered FABN product for institutional investors. Additional service innovations include programs such as automated underwriting in our life insurance business, dedicated customer service teams, and customer care programs supporting wellness.

Collaborative approach to key distributors. Our collaborative approach to key distributors includes our strong support and educational offerings of consultative selling practices, joint business improvement programs and tailored approach to sales intermediaries addressing their unique service needs.

Technology initiatives. These include proprietary underwriting systems, which make it easier for distributors to do business with us, improved our term life insurance underwriting speed and accuracy, and lowered our operating costs.

•	Enhance returns on capital and increase margins. We employ the following levers to drive higher returns on capital and increase margin. These levers include:

Adding new business at targeted returns and optimizing mix. We have introduced new products, revised pricing and targeted higher return distribution channels to increase our expected returns. We also have exited or placed in runoff certain blocks of business with low returns. As these blocks decrease, we expect to release capital over time to deploy higher-return products and/or businesses.

Targeted use of capital markets. We continue to make progress in using the capital markets to optimize capital efficiency and manage risk. In 2006, we were the first life insurer to complete a securitization of Regulation AXXX reserves for universal life insurance, and we continued our leadership in securitizing reserves for term life insurance. During 2006, we completed nearly $1.4 billion of term and universal life insurance reserve securitizations.

Investment income enhancements. We seek to enhance investment yields by evaluating and gradually repositioning our asset class mix, pursuing additional investment classes, using active management strategies, and implementing best in class technology.

Operating cost reductions and efficiencies. We focus on reducing our cost base while maintaining strong service levels.

Protection

Through our Protection segment, we offer life insurance and accident and health insurance, which includes Medicare supplement insurance.

The following table sets forth selected financial information regarding our life insurance products as of or for the dates indicated:

	As of or for years ended December 31,
(Amounts in millions)	2006	2005	2004
Term life insurance
Net earned premiums	$748.1	$635.9	$551.1
Annualized first-year premiums	107.3	115.7	86.4
Life insurance in-force, net of reinsurance (face amount)	353,294.0	303,992.4	218,711.9
Life insurance in-force before reinsurance (face amount)	532,248.2	494,813.5	451,068.2

Universal and whole life insurance
Net earned premiums and deposits	$24.4	$33.5	$36.6
Universal life annualized first-year deposits	35.2	22.1	18.7
Universal life excess deposits	87.0	38.0	14.0
Life insurance in-force, net of reinsurance (face amount)	39,439.7	38,456.4	39,864.6
Life insurance in-force before reinsurance (face amount)	47,267.4	47,471.4	49,560.6

Total life insurance
Net earned premiums and deposits	$772.5	$669.4	$587.7
Annualized first-year premiums	107.3	115.7	86.4
Annualized first-year deposits	35.2	22.1	18.7
Excess deposits	87.0	38.0	14.0
Life insurance in-force, net of reinsurance (face amount)	392,733.7	342,448.8	258,576.5
Life insurance in-force before reinsurance (face amount)	579,515.6	542,284.9	500,628.8

Products

Life insurance

Our life insurance business markets and sells term and universal life insurance products that provide a personal financial safety net for individuals and their families. These products provide protection against financial hardship after the death of an insured by providing cash payments to the beneficiaries of the policyholder. Some types of life insurance also offer a savings element that can be used to help accumulate funds to meet future financial needs. Our life insurance business also includes a runoff block of whole life insurance. According to the American Council of Life Insurers, sales of new life insurance coverage in the U.S. were $3.0 trillion in 2005, and total life insurance coverage in the U.S. was $18.4 trillion as of December 31, 2005. Excluding variable life insurance sales, annualized first-year premiums for life insurance increased by an average of 12% per year from 2001 to 2006, according to LIMRA International.

Our principal life insurance products are term life and universal life. Term life provides life insurance coverage with guaranteed level premiums for a specified period of time and generally has little or no buildup of cash value that is payable upon lapse of the coverage. We have been a leading provider of term life insurance for more than two decades, and we believe that we are a leading provider of term life insurance through brokerage general agencies (“BGAs”) in the U.S.

Universal life insurance products are designed to provide permanent protection for the life of the insured and may include a buildup of cash value that can be used to meet particular financial needs during the policyholder’s lifetime.

We price our insurance policies based primarily upon our own historical experience of our large block of business. Our pricing strategy is to target individuals in preferred risk categories and offer them attractive products at competitive prices. Preferred risks include healthier individuals who generally have family histories that do not present increased mortality risk. We also have significant expertise in evaluating people with health problems and offer appropriately priced coverage for people who meet our underwriting criteria.

Effective underwriting and pricing are significant drivers of profitability in our life insurance business, and we have established rigorous underwriting and pricing practices to maximize our probability. We retain most of the risk we currently underwrite, thereby limiting the premiums ceded to reinsurers. We have generally reinsured risks in excess of $1.0 million per life. Beginning January 1, 2007, we increased our retention limit to $5.0 million for new policies written, but may, from time-to-time, reinsure any risk depending on the pricing terms of available reinsurance. We set pricing assumptions for expected claims, lapses, investment returns, expenses and customer demographics based on our own relevant experience and other factors.

We offer our life insurance products primarily through an extensive network of independent BGAs located throughout the U.S. and through affluent market producer groups, financial intermediaries and insurance marketing organizations. We believe there are opportunities to expand our sales through each of these and other distribution channels.

Competition in our life insurance business comes from many sources, including from many traditional insurance companies as well as from non-traditional sources, such as banks and the capital markets. The life insurance market is highly fragmented, with the top 10 term life insurance companies having approximately 33% of industry sales and the top 10 universal life insurance companies having approximately 42% of industry sales based on LIMRA International data for 2006. Competitors have multiple access points to the market through BGAs, financial institutions, career sales agents, multi-line exclusive agents, e-retail and other life insurance distributors. We operate predominately in the BGA channel and are building out our capabilities in other channels. Term life insurance competition is highly price and service driven while universal life insurance is more product, service and feature driven. We believe our competitive advantage in the term life insurance market comes from our long history serving this market, our service excellence, underwriting expertise and capital markets leadership. We are currently building out our universal life insurance product suite and have executed the first capital markets solution for funding statutory reserves associated with the Valuation of Life Policies Regulation, as clarified by Actuarial Guideline 38 (more commonly known as “Regulation AXXX”).

Accident and health insurance

The primary product in this line is Medicare supplement insurance. Our Medicare supplement insurance provides coverage for Medicare-qualified expenses that are not covered by Medicare because of applicable deductibles or maximum limits. These products are sold to individuals through dedicated sales specialists as well as selected independent distributors. We have expanded our Medicare supplement product in a majority of states and have seen growth in these new states.

Where allowed by state law, we segment our Medicare supplement applicants into risk pools based on age, gender, smoking status and geography. These risk classifications allow us to mitigate business mix risk by pricing separately for each risk classification. We perform profitability analyses annually by risk pool and request rate changes from state regulators to maintain our pricing profitability.

In the few situations where state law does not permit these underwriting procedures, we issue policies on a guaranteed basis based on pricing models that account for guaranteed issue requirements in these states.

In addition to competing with other insurance companies, we also compete with non-insurance alternatives to funding including government programs such as Medicaid designed for the impoverished, continuing care retirement communities, and reliance on family members to provide for care. Our product competes by providing peace of mind and independence to our policyholder and effectively reducing the family burden associated with other care alternatives.

We primarily distribute our products through dedicated sales specialists.

The following table sets forth selected financial information regarding our accident and health insurance, primarily Medicare supplement insurance, for the periods indicated:

	For the years ended December 31,
(Amounts in millions)	2006	2005	2004
Net earned premiums	$103.0	$109.2	$102.9
Annualized first-year premiums	14.7	10.3	8.0

Retirement Income and Institutional

Through our Retirement Income and Institutional segment, we offer customers various forms of wealth accumulation, income distribution and institutional investment products. These products include fixed and variable deferred annuities and fixed single premium immediate annuities. We also offer specialized products, including GICs, funding agreements and FABNs. We sell these specialized products to institutional customers for investments in retirement plans and other investment purposes.

The following table sets forth selected financial information regarding our Retirement Income and Institutional segment as of the dates or for the periods indicated:

	As of or for the years ended December 31,
(Amounts in millions)	2006	2005	2004
Variable annuities
Account value, net of reinsurance, beginning of period	$1,929.4	$1,003.9	$10,455.1
Deposits	1,745.4	928.6	766.9
Market performance	413.9	99.0	70.3
Surrenders, benefits and product charges	(223.2)	(102.1)	(35.4)
Reinsurance transfer(1)	—	—	(10,253.0)

Account value, net of reinsurance, end of period	$3,865.5	$1,929.4	$1,003.9

Variable life
Account value, net of reinsurance, beginning of period	$362.0	$344.0	$313.2
Deposits	29.8	33.3	38.9
Market performance	47.0	27.3	41.4
Surrenders, benefits and product charges	(48.6)	(42.6)	(49.5)

Account value, net of reinsurance, end of period	$390.2	$362.0	$344.0

GICs, funding agreements and FABNs
Account value, net of reinsurance, beginning of period	$2,722.7	$3,667.3	$4,051.8
Deposits	2,359.5	430.4	460.1
Interest credited	171.5	131.1	144.5
Surrenders, benefits and product charges	(1,003.2)	(1,506.1)	(989.1)

Account value, net of reinsurance, end of period	$4,250.5	$2,722.7	$3,667.3

	As of or for the years ended December 31,
(Amounts in millions)	2006	2005	2004
Fixed annuities
Account value, net of reinsurance, beginning of period	$1,451.3	$1,580.8	$1,728.7
Deposits	5.3	3.9	11.2
Interest credited	56.1	64.0	69.2
Surrenders, benefits and product charges	(268.3)	(197.4)	(228.3)

Account value, net of reinsurance, end of period	$1,244.4	$1,451.3	$1,580.8

Single premium immediate annuities
Account value, net of reinsurance, beginning of period	$2,735.1	$2,720.3	$2,671.2
Deposits	327.1	319.9	364.5
Interest credited	156.3	160.2	161.7
Surrenders, benefits and product charges	(438.8)	(465.3)	(477.1)

Account value, net of reinsurance, end of period	$2,779.7	$2,735.1	$2,720.3

Structured settlements
Account value, net of reinsurance, beginning of period	$57.6	$34.2	$181.3
Deposits	9.8	23.3	33.5
Interest credited	3.8	3.1	2.3
Surrenders, benefits and product charges	(4.3)	(3.0)	(1.4)
Reinsurance transfer(1)	—	—	(181.5)

Account value, net of reinsurance, end of period	$66.9	$57.6	$34.2

(1)	We ceded to Union Fidelity Life Insurance Company (“UFLIC”), effective as of January 1, 2004, structured settlement contracts and substantially all of our in-force variable annuity contracts.

Products

Variable annuities

We offer variable annuities that allow the contractholder to make payments to a separate account that is divided into subaccounts that invest in underlying investments. The contractholder also has an option to make allocations to a guaranteed interest-rate account that is part of our general account. All allocations are determined by the contractholder. A deferred variable annuity has an accumulation period and a payout period. Our variable annuity products allow the contractholder to allocate all or a portion of his account value to separate accounts that invest in subaccounts that are distinct from our general account. Assets allocated to each separate account have subaccounts that track the performance of selected investments. Except as described below, there is no guaranteed minimum rate of return in these subaccounts, and the contractholder bears the entire risk associated with the performance of these subaccounts. Some of our variable annuities also permit the contractholder to allocate all or a portion of his account value to our general account, in which case we credit interest at specified rates, subject to certain guaranteed minimums.

Variable annuities provide us with fee-based revenue in the form of expense and risk charges and, in some cases, mortality charges. These fees equal a percentage of the contractholder’s assets in the separate account and typically range from 0.75% to 2.45% per annum depending on the features and options within a contract. We also receive fees charged on assets allocated to our separate account to cover administrative costs and, in some cases, a distribution fee from the underlying investments in which assets are invested.

Our variable annuity contracts generally provide a basic guaranteed minimum death benefit (“GMDB”), which provides a minimum account value to be paid upon the annuitant’s death. Contractholders also have the option to purchase through riders, at an additional charge, enhanced death benefits. Assuming every annuitant died on December 31, 2006, as of that date, contracts with death benefit features not covered by reinsurance had an account value of $3,867.4 million and a related death benefit exposure of $15.5 million net amount at risk.

Our Income Distribution Series of variable annuity products and riders provides the contractholder with a guaranteed minimum income stream that they cannot outlive, along with an opportunity to participate in market appreciation, but reduce some of the risks to insurers that generally accompany traditional products with guaranteed minimum income benefits. We are targeting people who are focused on building a personal portable retirement plan or are moving from the accumulation to the distribution phase of their retirement planning.

With many employers moving away from traditional defined benefit pension plans to retirement plans, in 2005 we responded by introducing ClearCourse®, a group variable annuity product. ClearCourse® is designed to be an investment option within a retirement plan. It offers participants the ability to build guaranteed retirement income while maintaining liquidity and growth potential. ClearCourse® provides participants with the ability to access defined benefit-like features within a defined contribution environment and is distributed via direct salespeople and through defined contribution plan record keepers. As of December 31, 2006, five plan sponsors have selected ClearCourse® as an investment option for their retirement plans. In addition, we are working with three record keepers to make ClearCourse® available as part of their standard service offering. We anticipate these arrangements to be operational in 2007. We continue to see strong interest from plan sponsors and record keepers.

In the second quarter 2004, we entered into reinsurance transactions in which we ceded, effective January 1, 2004, all of our in-force variable annuity business, excluding RetireReadySM Retirement Answer Variable Annuity (“Retirement Answer “), to UFLIC. We have continued to sell variable annuities and are retaining that business.

There are numerous competitors in this market segment within all major distribution channels that we sell through—banks, national stockbrokerage firms and independent broker/dealers. We have focused on “income distribution” products, where we believe consumers are seeking value and where we offer a broad array of products allowing consumers to opt for lifetime income beginning immediately or deferring until such time as they wish to access the income stream. We have been an early mover in this market space and we believe we are well positioned to compete.

Variable life insurance

We offer variable life insurance products that provide insurance coverage by paying a death benefit payable upon the death of the insured through policies that give policyholders flexibility in investment choices and, in some products, in premium payments and coverage amounts. Our variable life products allow the policyholder to allocate all or a portion of his premiums to a separate account that is divided into subaccounts that are distinct from our general account. There is no guaranteed minimum rate of return in these subaccounts, which invest in these mutual funds, and the policyholder bears the entire investment risk associated with the performance of the subaccounts. Some of our variable life insurance products also permit the policyholder to allocate all or a portion of his account value to our general account, in which case we credit interest at specified rates, subject to certain guaranteed minimums, which are comparable to the minimum rates in effect for our fixed annuities. Similar to our variable annuity products, we collect specified mortality and expense charges and fees charged on assets allocated to the separate account to cover administrative services and costs. We also collect cost of insurance charges on our variable life insurance products to compensate us for the mortality risk of the guaranteed death benefit, particularly in the early years of the policy when the death benefit is significantly higher than the value of the policyholder’s account.

Guaranteed investment contracts, funding agreements and FABNs

We offer GICs, funding agreements and FABNs, which are deposit-type products that pay a guaranteed return to the contractholder on specified dates. GICs are purchased by ERISA qualified plans, including pension and retirement plans. Funding agreements are purchased by institutional accredited investors for various kinds of funds and accounts that are not ERISA qualified. Purchasers of funding agreements include money market funds, bank common trust funds and other corporate and trust accounts and private investors including Genworth Global Funding Trusts as part of our FABN program.

Substantially all of our GICs allow for the payment of benefits at contract value to ERISA plans prior to contract maturity in the event of death, disability, retirement or change in investment election. We carefully underwrite these risks before issuing a GIC to a plan and historically have been able to effectively manage our exposure to these benefit payments. Our GICs typically credit interest at a fixed interest rate and have a fixed maturity generally ranging from two to six years.

Our funding agreements generally credit interest on deposits at a floating rate tied to an external market index and we generally invest the proceeds in floating-rate assets. When we issue fixed rate funding agreements, we may enter into counterparty “swap” arrangements where we exchange our fixed rate interest payment for a floating-rate that is tied to an index in order to correlate to the floating-rate assets.

The funding agreements issued through our FABN program are typically issued for terms of one to seven years. We have historically issued these in an unregistered format through the Bear Stearns Premium Asset Trust structure, but in December 2005, we launched our proprietary registered notes program. As of December 31, 2006 and 2005, we had an aggregate of $2,785.0 million and $535.0 million, respectively, of FABNs. Of the $2,785.0 million of these funding agreements outstanding as of December 31, 2006, $500.0 million permitted early termination provisions upon twelve months notice. The remaining contracts do not permit early termination.

We compete with other large, highly rated insurance companies in these institutional markets. Our credit quality, both long- and short-term, liquidity and price differentiate us in these markets. GICs are sold both directly and through investment managers. We place our funding agreements directly and through specialized brokers. Our FABNs are distributed through investment banks. We approach each of these markets opportunistically and will only issue new business when we can achieve targeted returns and maintain an appropriate mix of institutional and retail businesses. Our approach may cause significant fluctuations in new deposits as we will issue new business when spreads are favorable and may issue no new business when rates are not favorable.

Fixed annuities

We offer a modified guaranteed annuity contact and have a closed block of single premium deferred annuities (“SPDAs”). These contracts provide for a single premium to be allocated to a guaranteed term option for one or more guaranteed terms ranging from one to ten years in duration. During the accumulation period, we credit the account value of the annuity with interest earned at an interest rate, called the crediting rate. The crediting rate is guaranteed generally for one year at issue, but may be guaranteed for up to seven years, at the contractholders’ option, and thereafter is subject to annual changes at our discretion, based upon competitive factors, prevailing market rates and product profitability. Each contract also has a minimum guaranteed crediting rate. The majority of our fixed annuity contracts are funded by our general account, and the accrual of interest during the accumulation period is generally on a tax-deferred basis to the owner. The majority of our fixed annuity contractholders retain their contracts for five to ten years. After the period specified in the annuity contract, the contractholder may elect to take proceeds of the annuity as a single payment or over time. If the contractholder elects to take the proceeds before the period specified, a surrender change may be imposed for SPDAs, while a market value adjustment may be assessed for modified guaranteed annuities. This market value adjustment may either increase or decrease the contractholders payout based on the current market rate of interest.

For fixed annuities, we leverage long-term bank relationships that allow us to maintain “shelf space” needed to succeed in this highly competitive industry. Sales of fixed annuities are strongly linked with the interest rate environment and its impact on the relative competitiveness of alternative products, such as certificates of deposit and money market funds. Therefore, we have seen variability in sales levels for this product, and expect this to continue in the future, as we continue to maintain pricing discipline to target return levels through varying interest rate environments.

Fixed immediate annuities

In exchange for a single premium, fixed immediate annuities provide a fixed amount of income for either a defined number of years, the annuitant’s lifetime, or the longer of the defined number of years or the annuitant’s life. Income can be paid monthly, quarterly, semi-annually or annually and generally begins within one year of receipt of the premium. Fixed immediate annuities also include annuitizations chosen as a settlement option for an existing deferred annuity contract. We do not currently offer fixed immediate annuities as a stand-alone product.

Structured settlements

In the second quarter 2004, we entered into reinsurance transactions in which we ceded, effective January 1, 2004, substantially all of our in-force structured settlements business to UFLIC. In the third quarter of 2006, we decided to discontinue the sale of our structured settlement annuities while continuing to service our reinsurance blocks of business.

Corporate and Other

Our Corporate and Other activities include unallocated net investment gains (losses), corporate income, expenses and income taxes.

Marketing

As part of Genworth, we promote and differentiate our products and services through a variety of offerings, technology services, specialized support for our distributors and innovative marketing programs tailored to particular consumer groups.

We offer a range of products that meet the needs of consumers throughout the various stages of their lives. We are selective in the products we offer and strive to maintain appropriate return and risk thresholds when we expand the scope of our product offerings. We believe our reputation for innovation and our selective breadth of products enable us to sustain strong relationships with our distributors and position us to benefit from the current trend among distributors to reduce the number of insurers with whom they maintain relationships. We also have developed sophisticated technological tools that enhance performance by automating key processes and reducing response times and process variations. These tools also make it easier for our customers and distributors to do business with us.

Genworth has focused its marketing approach on promoting its brand to key constituencies, including sales intermediaries, employees, investors and consumers. These programs include advertising on television and in trade and business periodicals that are likely to reach those demographic groups. We also seek to build recognition of the Genworth brand and maintain strong relationships with leading distributors by providing a high level of specialized and differentiated distribution support, such as product training, advanced marketing and sales solutions, financial product design for affluent customers and technology solutions that support the distributors’ sales efforts and by pursuing joint business improvement efforts. In addition, Genworth sponsors various advisory councils with independent sales intermediaries and dedicated sales specialists to gather their feedback on industry trends, new product suggestions and ways to enhance our relationships.

In 2006, we completed our transition to the Genworth brand and all of our current products and services are now using the Genworth mark and logo.

Risk Management

Overview

Risk management is a critical part of our business and we have adopted an enterprise risk management framework that includes rigorous risk management processes in virtually every aspect of our operations, including product development and management, underwriting, investment management, asset-liability management and technology development projects. The risk management framework includes the assessment of risk, a proactive decision process to determine which risks are acceptable, and the ongoing monitoring and management of those risks. The primary objective of these risk management processes is to reduce the variations we experience from our expected results. We have an experienced group of professionals, including actuaries, statisticians and other specialists, dedicated exclusively to our risk management process. We have emphasized our adherence to rigorous risk management techniques and leveraged the benefits into a competitive advantage in marketing and managing our products.

New product introductions

Our risk management process begins with the development and introduction of new products and services. We have established a rigorous product development process that specifies a series of required analyses, reviews and approvals for any new product. For each proposed project, this process includes a review of the market opportunity and competitive landscape, major pricing assumptions and methodologies, return expectations, reinsurance strategies, underwriting criteria and business risks and potential mitigating factors. Before we introduce a new product in the market, we establish a monitoring program with specific performance targets and leading indicators, which we monitor frequently to identify any deviations from expected performance so that we can take prompt corrective action when necessary. Significant product introductions require approval by our senior management team. We use a similarly rigorous process to introduce variations to existing products and to introduce existing products through new distribution channels.

Product performance reviews

Product performance reviews are performed by Genworth’s senior operating management and by Genworth’s Capital and Risk Committee on a regular cycle. Genworth’s Capital and Risk Committee includes Genworth’s Chief Executive Officer, Chief Risk Officer, Chief Financial Officer, Chief Investment Officer, Chief Actuary, and the General Counsel. These reviews include an analysis of the major drivers of profitability, underwriting performance, variations from expected results, regulatory and competitive environment and other factors affecting product performance. In addition, we initiate special reviews when a product’s performance fails to meet any of the indicators we established during that product’s introductory review process. If a product does not meet our performance criteria, we consider adjustments in pricing, design and marketing or ultimately discontinuing sales of that product. We review our underwriting, pricing and risk selection strategies on a regular basis to ensure that our products remain progressive, competitive and consistent with our marketing and profitability objectives. We are also subject to periodic external audits by our reinsurers, which may provide us with valuable insights into other innovative risk management practices.

Asset-liability management

We maintain segmented investment portfolios for the majority of our product lines. This enables us to perform an ongoing analysis of the interest rate risks associated with each major product line, in addition to the interest rate risk for our overall enterprise. We analyze the behavior of our liability cash flows across a wide variety of future interest rate scenarios, reflecting policy features and expected policyholder behavior. We also analyze the behavior of our asset portfolios across the same scenarios. We believe this analysis shows the sensitivity of both our assets and liabilities to large and small changes in interest rates and enables us to manage our assets and liabilities more effectively.

Portfolio diversification

We use limits to ensure a spread of risk in our business. We have strict limitations on credit risk to avoid concentration in our investment portfolio. Our product portfolios have considerable diversification due to the variety of products we have sold over a number of years. We also manage unique product exposures in our business.

Actuarial databases and information systems

Our extensive actuarial databases and innovative information systems technology are important tools in our risk management programs. We have substantial experience in offering individual life insurance products, and we have developed a large database of claims experience, particularly in preferred risk classes, which provides significant predictive experience for mortality.

We use advanced and, in some cases, proprietary technology to manage variations in our underwriting process. For example, our GENIUS® new business processing system uses digital underwriting technology that has increased the speed, consistency and accuracy of our underwriting process by reducing decision-making variation.

Compliance

Legal and regulatory compliance are critical parts of our business. Throughout our Company, we instill a strong commitment to integrity and ethics in business dealings and compliance with applicable laws and regulations. We have professionals dedicated to legal and regulatory compliance matters.

Operations and Technology

Service and support

We benefit from Genworth’s dedicated team of service and support personnel including the operations through an arrangement with an outsourcing provider in India, GENPACT, who assist our sales intermediaries and customers with their service needs. We use advanced and, in some cases, proprietary, patent-pending technology to provide product design and underwriting, and we operate service centers that leverage technology, integrated processes, and process management techniques.

In our Protection and Retirement Income and Institutional segments, we interact directly and cost-effectively with our independent sales intermediaries and dedicated sales specialists through secure websites that have enabled them to transact business with us electronically, obtain information about our products, submit applications, check application and account status and view commission information. We also provide our independent sales intermediaries and dedicated sales specialists with account information to disseminate to their customers through the use of industry-standard communications.

Operating centers

We have centralized our operations and have established scalable, low-cost operating centers in Virginia. In addition, through an arrangement with an outsourcing provider, we have a substantial team of professionals in India who provide a variety of services to us, including customer service, transaction processing, and functional support including finance, investment research, actuarial, risk and marketing resources to our insurance operations.

Technology capabilities and process improvement

We rely on Genworth’s proprietary processes for project approval, execution, risk management and benefit verification as part of our approach to technology investment. Genworth has been issued 22 patents and has filed more than 50 pending patent applications. Genworth’s technology team is experienced in large-scale project delivery, including many insurance administration system consolidations and the development of Internet-based servicing capabilities. Genworth continually manages technology costs by standardizing its technology infrastructure, consolidating application systems, reducing servers and storage devices and managing project execution risks.

We believe we have greatly enhanced our operating efficiency, generated significant cost savings, and created competitive advantages by using a variety of process tools designed to address all aspects of process management. Our tools enable us to more effectively operate processes, improve our process performance, and build new processes. Our team of operational quality experts is focused on driving our process and project execution and championing process management disciplines. We always tailor the application of our tools to the specific needs of each project or process resulting in more effective execution.

Reserves

We calculate and maintain reserves for estimated future benefit payments to our policyholders and contractholders in accordance with U.S. generally accepted accounting principles (“U.S. GAAP”) and industry accounting practices. We release these reserves as those future obligations are extinguished. The reserves we establish reflect estimates and actuarial assumptions with regard to our future experience. These estimates and actuarial assumptions involve the exercise of significant judgment that is subjected to a variety of internal and external independent reviews. Our future financial results depend significantly upon the extent to which our actual future experience is consistent with the assumptions we have used in pricing our products and determining our reserves. Many factors can affect future experience, including economic and social conditions, inflation, healthcare costs, and changes in doctrines of legal liability and damage awards in litigation. Therefore, we cannot determine with complete precision the ultimate amounts we will pay for actual future benefits or the timing of those payments.

Reinsurance

We follow the industry practice of reinsuring portions of our insurance risks with reinsurance companies. We use reinsurance both to diversify our risks and to manage loss exposures and capital effectively. The use of reinsurance permits us to write policies in amounts larger than the risk we are willing to retain, and also to write a larger volume of new business.

We cede insurance primarily on a treaty basis, under which risks are ceded to a reinsurer on specific blocks of business where the underlying risks meet certain predetermined criteria. To a lesser extent, we cede insurance risks on a facultative basis, under which the reinsurer’s prior approval is required on each risk reinsured. Use of reinsurance does not discharge us, as the insurer, from liability on the insurance ceded. We, as the insurer, are required to pay the full amount of our insurance obligations even in circumstances where we are entitled or able to receive payments from our reinsurer. The principal reinsurers to which we cede risks have A.M. Best financial strength ratings ranging from “A+” to “B++”, with one reinsurer not rated but whose balance is fully collateralized. Historically, we have not had significant concentrations of reinsurance risk with any one reinsurer. However, prior to the completion of the Genworth initial public offering (“IPO”), we entered into reinsurance transactions with UFLIC, which resulted in a significant concentration of reinsurance risk with UFLIC whose obligations to us are secured by trust accounts as described in note 5 in our consolidated financial statements under “Exhibit 99.6—Item 8—Financial Statements and Supplementary Data.”

The following table sets forth our exposure to our principal reinsurers, including reinsurance recoverable as of December 31, 2006, and the A.M. Best ratings of those reinsurers as of that date:

(Amounts in millions)	Reinsurance recoverable	A.M. Best rating
UFLIC(1)	$8,371.8	A-
Genworth Life Insurance Company	432.5	A+
Employers Reassurance Corporation	86.1	B++
Revios Reinsurance(2)	69.0	Not rated
Brookfield Life Assurance Company Limited(3)	64.2	Not rated

(1)	See note 5 in our consolidated financial statements under “Exhibit 99.6—Item 8—Financial Statements and Supplementary Data.”
(2)	Revios Reinsurance refers to Revios Reinsurance International, which is not a formally rated company. However, the reinsurance recoverable balance is fully collateralized on a funds held basis.
(3)	Brookfield Life Assurance Company Limited is an affiliate and not a formally rated company.

Financial Strength Ratings

Ratings with respect to financial strength are an important factor in establishing the competitive position of insurance companies. Ratings are important to maintaining public confidence in us and our ability to market our products. Rating organizations review the financial performance and condition of most insurers and provide opinions regarding financial strength, operating performance and ability to meet obligations to policyholders. Short-term financial strength ratings are an assessment of the credit quality of an issuer with respect to an instrument considered short-term in the relevant market, typically one year or less.

We are rated by A.M. Best, S&P, Moody’s and Fitch as follows:

	A.M. Best rating	S&P rating	Moody’s rating	Fitch rating
Long-term rating	A+ (Superior)	AA-(Very Strong)	Aa3 (Excellent)	AA-(Very Strong)
Short-term rating	Not rated	A-1+ (Strong)	P-1 (Superior)	Not rated

A.M. Best states that its “A+” (Superior) rating is assigned to those companies that have, in its opinion, a superior ability to meet their ongoing obligations to policyholders. The “A+” (Superior) rating is the second-highest of fifteen ratings assigned by A.M. Best, which range from “A++” to “S.”

S&P states that an insurer rated “AA” (Very Strong) has very strong financial security characteristics that outweigh any vulnerabilities, and is highly likely to have the ability to meet financial commitments. The “AA” range is the second-highest of the four ratings ranges that meet these criteria, and also is the second-highest of nine financial strength rating ranges assigned by S&P, which range from “AAA” to “R.” A plus (+) or minus (-) shows relative standing in a rating category. Accordingly, the “AA-” rating is the fourth-highest of S&P’s 20 ratings categories. The short-term rating “A-1” is the highest rating and shows the capacity to meet financial commitments is strong. Within this category, the designation of a plus sign (+) indicates capacity to meet its financial commitments is extremely strong.

Moody’s states that insurance companies rated “Aa” (Excellent) offer excellent financial security. Moody’s states that companies in this group constitute what are generally known as high-grade companies. The “Aa” range is the second-highest of nine financial strength rating ranges assigned by Moody’s, which range from “Aaa” to “C.” Numeric modifiers are used to refer to the ranking within the group, with 1 being the highest and 3 being the lowest. Accordingly, the “Aa3” rating is the fourth-highest of Moody’s 21 ratings categories. The short-term rating “P1” is the highest rating and shows superior ability for repayment of short-term debt obligations.

Fitch states that “AA” (Very Strong) rated insurance companies are viewed as possessing very strong capacity to meet policyholder and contract obligations. Risk factors are modest, and the impact of any adverse business and economic factors is expected to be very small. The “AA” rating category is the second-highest of eight financial strength rating categories, which range from “AAA” to “D.” The symbol (+) or (-) may be appended to a rating to indicate the relative position of a credit within a rating category. These suffixes are not added to ratings in the “AAA” category or to ratings below the “CCC” category. Accordingly, the “AA-” rating is the fourth-highest of Fitch’s 24 ratings categories.

A.M. Best, S&P, Moody’s and Fitch review their ratings periodically and we cannot assure you that we will maintain our current ratings in the future. Other agencies may also rate our Company on a solicited or an unsolicited basis. The mergers of FHL and FCL into GLAIC will not have any impact on our ratings as we are considered a core operating company of Genworth and will continue to be so.

Investments

Overview

As of December 31, 2006, we had total cash, cash equivalents and invested assets of $20,566.3 million and an additional $10,383.4 million held in our separate accounts, for which we do not bear investment risk. We manage our assets to meet diversification, credit quality, yield and liquidity requirements of our policy and contract liabilities by investing primarily in fixed maturities, including government, municipal and corporate bonds, mortgage-backed and other asset-backed securities and mortgage loans on commercial real estate. We also invest in short-term securities and other invested assets, including a small position in limited partnerships and equity securities. In all cases, our investments are required to comply with restrictions imposed by applicable laws and insurance regulatory authorities.

The following table sets forth our cash, cash equivalents and invested assets as of the dates indicated:

	December 31,
	2006		2005
(Amounts in millions)	Carrying value	% of total	Carrying value	% of total
Fixed-maturities, available-for-sale:
Public	$9,643.7	46.9%	$9,116.2	49.9%
Private	6,319.0	30.7	4,450.3	24.3
Commercial mortgage loans	2,917.1	14.2	2,680.2	14.6
Other invested assets	740.2	3.6	980.9	5.4
Policy loans	486.7	2.4	471.5	2.6
Equity securities, available for sale	35.8	0.2	29.1	0.2
Cash and cash equivalents	423.8	2.0	555.0	3.0

Total cash, cash equivalents and invested assets	$20,566.3	100.0%	$18,283.2	100.0%

The increase in private fixed maturities is primarily attributable to the increase in purchases of mortgage-backed securities supporting FABNs.

Our primary investment objective is to meet our obligations to policyholders and contractholders while increasing value to our stockholders by investing in a diversified high quality portfolio, income producing securities and other assets. Our investment strategy focuses primarily on:

•	mitigating interest rate risk through management of asset durations relative to policyholder and contractholder obligations;

•	selecting assets based on fundamental, research-driven strategies;

•	emphasizing fixed-income, low-volatility assets while pursuing active strategies to enhance yield;

•	maintaining sufficient liquidity to meet unexpected financial obligations;

•	regularly evaluating our asset class mix and pursuing additional investment classes including catastrophe bonds and collateralized debt obligations; and

•	continuously monitoring asset quality.

Looking forward, we expect to become a more active investor in alternative asset classes to enhance risk adjusted returns. Such alternative asset classes include credit default swaps, bank loans, hedge funds, infrastructure funds and mezzanine and equity commercial real estate investments.

We are exposed to two primary sources of investment risk:

•	credit risk, relating to the uncertainty associated with the continued ability of a given issuer to make timely payments of principal and interest; and

•	interest rate risk, relating to the market price and cash flow variability associated with changes in market interest rates.

We manage credit risk by analyzing issuers, transaction structures and any associated collateral. We use sophisticated analytic techniques to monitor credit risk. For example, we continually measure the probability of credit default and estimated loss in the event of such a default, which provides us with early notification of worsening credits. We also manage credit risk through industry and issuer diversification and asset allocation practices. For commercial mortgage loans, we manage credit risk through geographic, property type and product type diversification and asset allocation.

We mitigate interest rate risk through rigorous management of the relationship between the duration of our assets and the duration of our liabilities, seeking to minimize risk of loss in both rising and falling interest rate environments. For further information on our management of interest rate risk, see “Exhibit 99.5—Item 7A—Quantitative and Qualitative Disclosures About Market Risk.”

Fixed maturities

Fixed maturities, which are primarily classified as available-for-sale, including tax-exempt bonds, consist principally of publicly traded and privately placed debt securities, and represented 77.6% and 74.2% of total cash, cash equivalents and invested assets as of December 31, 2006 and 2005, respectively.

We invest in privately placed fixed maturities to increase diversification and obtain higher yields than can ordinarily be obtained with comparable public market securities. Generally, private placements provide us with protective covenants, call protection features and, where applicable, a higher level of collateral. However, our private placements are not generally freely transferable because of restrictions imposed by federal and state securities laws, the terms of the securities and illiquid trading markets.

The Securities Valuation Office of the National Association of Insurance Commissioners (“NAIC”) evaluates bond investments of U.S. insurers for regulatory reporting purposes and assigns securities to one of six investment categories called “NAIC designations.” The NAIC designations parallel the credit ratings of the Nationally Recognized Statistical Rating Organizations for marketable bonds. NAIC designations 1 and 2 include bonds considered investment grade (rated “Baa3” or higher by Moody’s, or rated “BBB-” or higher by S&P) by such rating organizations. NAIC designations 3 through 6 include bonds considered below investment grade (rated “Ba1” or lower by Moody’s, or rated “BB+” or lower by S&P).

The following tables present our public, private and aggregate fixed maturities by NAIC and/or equivalent ratings of the Nationally Recognized Statistical Rating Organizations, as well as the percentage, based upon estimated fair value, that each designation comprises. Our non-U.S. fixed maturities generally are not rated by the NAIC and are shown based upon their equivalent rating of the Nationally Recognized Statistical Rating Organizations. Similarly, certain privately placed fixed maturities that are not rated by the Nationally Recognized Statistical Rating Organizations are shown based upon their NAIC designation. Certain securities, primarily non-U.S. securities, are not rated by the NAIC or the Nationally Recognized Statistical Rating Organizations and are so designated.

		December 31,
Public fixed maturities		2006			2005
NAIC rating	Rating agency equivalent designation	Amortized cost	Estimated fair value	% of total	Amortized cost	Estimated fair value	% of total
(Amounts in millions)
1	Aaa/Aa/A	$7,190.7	$7,209.8	74.8%	$6,226.2	$6,294.5	69.1%
2	Baa	1,787.2	1,799.4	18.6	2,088.6	2,135.0	23.4
3	Ba	388.1	404.5	4.2	459.0	470.9	5.2
4	B	176.2	180.7	1.9	180.6	182.7	2.0
5	Caa and lower	43.6	45.2	0.5	30.3	28.6	0.3
6	In or near default	3.5	4.1	—	3.9	4.5	—
	Not rated	—	—	—	—	—	—

	Total public fixed maturities	$9,589.3	$9,643.7	100.0%	$8,988.6	$9,116.2	100.0%

		December 31,
Private fixed maturities		2006			2005
NAIC rating	Rating agency equivalent designation	Amortized cost	Estimated fair value	% of total	Amortized cost	Estimated fair value	% of total
(Amounts in millions)
1	Aaa/Aa/A	$4,105.3	$4,091.6	64.7%	$2,674.5	$2,687.0	60.4%
2	Baa	1,941.4	1,963.7	31.0	1,512.1	1,547.1	34.7
3	Ba	212.4	215.1	3.4	141.6	150.2	3.4
4	B	39.3	41.7	0.7	45.4	45.7	1.0
5	Caa and lower	3.5	3.6	0.1	6.8	7.0	0.2
6	In or near default	2.5	3.3	0.1	15.3	13.3	0.3
	Not rated	—	—	—	—	—	—

	Total private fixed maturities	$6,304.4	$6,319.0	100.0%	$4,395.7	$4,450.3	100.0%

		December 31,
Total fixed maturities		2006			2005
NAIC rating	Rating agency equivalent designation	Amortized cost	Estimated fair value	% of total	Amortized cost	Estimated fair value	% of total
(Amounts in millions)
1	Aaa/Aa/A	$11,296.0	$11,301.4	70.8%	$8,900.7	$8,981.5	66.2%
2	Baa	3,728.6	3,763.1	23.6	3,600.7	3,682.1	27.1
3	Ba	600.5	619.6	3.9	600.6	621.1	4.6
4	B	215.5	222.4	1.4	226.0	228.4	1.7
5	Caa and lower	47.1	48.8	0.3	37.1	35.6	0.3
6	In or near default	6.0	7.4	—	19.2	17.8	0.1
	Not rated	—	—	—	—	—	—

	Total fixed maturities	$15,893.7	$15,962.7	100.0%	$13,384.3	$13,566.5	100.0%

Based upon estimated fair value, public fixed maturities represented 60.4% and 67.2% of total fixed maturities as of December 31, 2006 and 2005, respectively. Private fixed maturities represented 39.6% and 32.8% of total fixed maturities as of December 31, 2006 and 2005, respectively.

We diversify our fixed maturities by security sector. The following table sets forth the estimated fair value of our fixed maturities by sector as well as the percentage of the total fixed maturities holdings that each security sector comprised as of the dates indicated:

	December 31,
	2006		2005
(Amounts in millions)	Estimated fair value	% of total	Estimated fair value	% of total
U.S. government, agencies and government sponsored entities	$218.0	1.4%	$258.2	1.9%
Government-non U.S.	307.6	1.9	261.5	1.9
U.S. corporate	7,174.5	44.9	7,259.8	53.5
Corporate-non-U.S.	1,670.9	10.5	1,288.8	9.5
Mortgage-backed	3,104.7	19.5	2,398.5	17.7
Asset-backed	3,487.0	21.8	2,099.7	15.5

Total fixed maturities	$15,962.7	100.0%	$13,566.5	100.0%

The following table sets forth the major industry types that comprise our corporate bond holdings, based primarily on industry codes established by Lehman Brothers, as well as the percentage of the total corporate bond holdings that each industry comprised as of the dates indicated:

	December 31,
	2006		2005
(Amounts in millions)	Estimated fair value	% of total	Estimated fair value	% of total
Finance and insurance	$2,838.3	32.1%	$2,315.5	27.1%
Utilities and energy	1,722.7	19.5	1,932.8	22.6
Consumer—non cyclical	1,007.9	11.4	1,175.4	13.8
Consumer—cyclical	900.4	10.2	714.2	8.4
Capital goods	614.7	6.9	598.4	7.0
Industrial	460.3	5.2	471.0	5.5
Technology and communications	449.2	5.1	437.1	5.1
Transportation	330.4	3.7	362.1	4.2
Other	521.5	5.9	542.1	6.3

Total	$8,845.4	100.0%	$8,548.6	100.0%

We diversify our corporate bond holdings by industry and issuer. The portfolio does not have significant exposure to any single issuer. As of December 31, 2006, our combined corporate bond holdings in the ten issuers to which we had the greatest exposure was $912.2 million which was approximately 4.4% of our total cash, cash equivalents and invested assets as of that date. The exposure to the largest single issuer of corporate bonds held as of December 31, 2006 was $124.0 million, which was less than 1.0% of our total cash, cash equivalents and invested assets as of such date.

Commercial mortgage loans and other invested assets

Our commercial mortgage loans are collateralized by commercial properties, including multifamily residential buildings. Commercial mortgage loans are stated at principal amounts outstanding, net of deferred expenses and allowance for loan loss.

We diversify our commercial mortgage loans by both property type and geographic region. See note 2 in our consolidated financial statements under “Exhibit 99.6—Item 8—Financial Statements and Supplementary Data” for additional information on distribution across property type and geographic region for commercial mortgage loans, as well as, information on our interest in equity securities and other invested assets.

Selected financial information regarding our derivative financial instruments as of December 31, 2006 and 2005 is included under “Exhibit 99.6—Item 8—Financial Statements and Supplementary Data” in note 14 to our consolidated financial statements.

Code of Ethics

On March 9, 2007, the Company’s board of directors confirmed its adoption of the Genworth Financial Code of Ethics (the “Genworth Code of Ethics”). The Genworth Code of Ethics is applicable to all of the Company’s directors, officers and employees and sets out the requirements for compliance with legal and ethical standards in the conduct of the Company’s business, including general business principles, legal and ethical obligations, and compliance policies for specific subjects.

Regulation

Our businesses are subject to extensive regulation and supervision.

General

Our insurance operations are subject to a wide variety of laws and regulations. State insurance laws regulate most aspects of our business, and we are regulated by the insurance department of the state in which we are domiciled and states where we are licensed to transact business. We and our insurance products also are affected by U.S. federal, state and local tax laws. Insurance products that constitute “securities,” such as variable annuities and variable life insurance policies, also are subject to U.S. federal and state securities laws and regulations. The SEC, the National Association of Securities Dealers (“NASD”), as well asstate securities authorities that regulate and supervise these products.

Our securities operations are subject to U.S. federal and state and non-U.S. securities and related laws. The SEC, state securities authorities, the NASD and similar non-U.S. authorities are the principal regulators of these operations.

The purpose of the laws and regulations affecting our insurance and securities businesses is primarily to protect our customers. Many of the laws and regulations to which we are subject are regularly re-examined, and existing or future laws and regulations may become more restrictive or otherwise adversely affect our operations.

In addition, insurance and securities regulatory authorities (including state law enforcement agencies and attorneys general) increasingly make inquiries regarding compliance by us with insurance, securities and other laws and regulations regarding the conduct of our insurance and securities businesses. We cooperate with such inquiries and take corrective action when warranted.

Many of our customers and independent sales intermediaries also operate in regulated environments. Changes in the regulations that affect their operations also may affect our business relationships with them and their decision to purchase or to distribute our products.

Insurance Regulation

We are licensed and regulated in all jurisdictions in which we conduct insurance business. The extent of this regulation varies, but most jurisdictions have laws and regulations governing the financial condition of insurers, including standards of solvency, types and concentration of permissible investments, establishment and maintenance of reserves, credit for reinsurance and requirements of capital adequacy, and the business conduct of insurers, including marketing and sales practices and claims handling. In addition, statutes and regulations usually require the licensing of insurers and their agents, the approval of policy forms and related materials and the approval of rates for certain lines of insurance.

The types of insurance laws and regulations applicable to us are described below.

Insurance holding company regulation

All jurisdictions in which we conduct insurance business have enacted legislation that requires each insurance company in a holding company system, except captive insurance companies, to register with the insurance regulatory authority of its jurisdiction of domicile and to furnish that regulatory authority financial and other information concerning the operations of, and the interrelationships and transactions among, companies within its holding company system that may materially affect the operations, management or financial condition of the insurers within that system. These laws and regulations also regulate transactions between insurance companies and their parents and affiliates. Generally, these laws and regulations require that all transactions within a holding company system between an insurer and its affiliates be fair and reasonable and that the insurer’s statutory surplus following any transaction with an affiliate be both reasonable in relation to its outstanding liabilities and adequate to its financial needs. Statutory surplus is the excess of admitted assets over the sum of statutory liabilities and capital. For certain types of agreements and transactions between an insurer and its affiliates, these laws and regulations require prior notification to, and non-disapproval or approval by, the insurance regulatory authority of the insurer’s jurisdiction of domicile.

Periodic reporting

The Company, including our insurance subsidiaries, must file reports, including detailed annual financial statements, with insurance regulatory authorities in each of the jurisdictions in which we do business, and our operations and accounts are subject to periodic examination by such authorities.

Policy forms

Our policy forms are subject to regulation in every jurisdiction in which we are licensed to transact insurance business. In most jurisdictions, policy forms must be filed prior to their use and in some jurisdictions, the filed forms must be approved prior to use.

Dividend limitations

The payment of dividends is regulated by the insurance laws and regulations of the State Corporation Commission, Bureau of Insurance of the Commonwealth of Virginia. In general, we may not pay an “extraordinary” dividend or distribution until 30 days after the applicable insurance regulator has received notice of the intended payment and has not objected in such period or has approved the payment within the 30-day period. In general, an “extraordinary” dividend or distribution is defined by these laws and regulations as a dividend or distribution that, together with other dividends and distributions made within the preceding 12 months, exceeds the greater of:

•	10% of the statutory surplus as of the immediately prior year end; or

•	the statutory net gain from operations during the prior calendar year.

The laws and regulations of the Commonwealth of Virginia may also prohibit us from declaring or paying a dividend except out of our earned surplus or require us to obtain regulatory approval before we may do so. In addition, insurance regulators may prohibit the payment of ordinary dividends or other payments if they determine that such payment could be adverse to our policyholders or contractholders.

Market conduct regulation

The laws and regulations of jurisdictions include numerous provisions governing the marketplace activities of insurers, including provisions governing the form and content of disclosure to consumers, product illustrations, advertising, product replacement, sales and underwriting practices, complaint handling and claims handling. Regulatory authorities generally enforce these provisions through periodic market conduct examinations.

Statutory examinations

As part of their regulatory oversight process, insurance departments conduct periodic detailed examinations of the books, records, accounts and business practices of insurers domiciled in their jurisdictions. These examinations generally are conducted in cooperation with the insurance departments of two or three other states or jurisdictions, representing each of the NAIC zones, under guidelines promulgated by the NAIC.

In the three-year period ended December 31, 2006, we have not received any material adverse findings resulting from any insurance department examinations.

Guaranty associations and similar arrangements

Most of the jurisdictions in which we are licensed to transact business require life insurers doing business within the jurisdiction to participate in guaranty associations, which are organized to pay contractual benefits owed pursuant to insurance policies of insurers who become impaired or insolvent. These associations levy assessments, up to prescribed limits, on all member insurers in a particular jurisdiction on the basis of the proportionate share of the premiums written by member insurers in the lines of business in which the impaired, insolvent or failed insurer is engaged. Some jurisdictions permit member insurers to recover assessments paid through full or partial premium tax offsets. Aggregate assessments levied against us were not material to our consolidated financial statements.

Policy and contract reserve sufficiency analysis

Under the laws and regulations of our jurisdictions of domicile, the Company and our life insurance subsidiaries are required to conduct annual analyses of the sufficiency of our life and health insurance and annuity statutory reserves. In addition, other jurisdictions in which we are licensed may have certain reserve requirements that differ from those of our domiciliary jurisdictions. In each case, a qualified actuary must submit an opinion that states that the aggregate statutory reserves, when considered in light of the assets held with respect to such reserves, make good and sufficient provision for the associated contractual obligations and related expenses of the insurer. If such an opinion cannot be provided, the affected insurer must set up additional reserves by moving funds from surplus. We submit these opinions annually to applicable insurance regulatory authorities.

Surplus and capital requirements

Insurance regulators have the discretionary authority, in connection with the ongoing licensing of our Company and our life insurance subsidiaries, to limit or prohibit the ability of an insurer to issue new policies if, in the regulators’ judgment, the insurer is not maintaining a minimum amount of surplus or is in hazardous financial condition. Insurance regulators may also limit the ability of an insurer to issue new life insurance policies and annuity contracts above an amount based upon the face amount and premiums of policies of a similar type issued in the prior year. We do not believe that the current or anticipated levels of our statutory surplus present a material risk that any such regulator would limit the amount of new policies that we may issue.

Risk-based capital

The NAIC has established risk-based capital standards which are applicable to our Company and our insurance subsidiaries as well as a model act with the intention that these standards be applied at the state level. The model act provides that life insurance companies must submit an annual risk-based capital report to state regulators reporting their risk-based capital based upon four categories of risk: asset risk, insurance risk, interest rate risk and business risk. For each category, the capital requirement is determined by applying factors to various asset, premium and reserve items, with the factor being higher for those items with greater underlying risk and lower for less risky items. The formula is intended to be used by insurance regulators as an early warning tool to identify possible weakly capitalized companies for purposes of initiating further regulatory action.

If an insurer’s risk-based capital falls below specified levels, the insurer would be subject to different degrees of regulatory action depending upon the level. These actions range from requiring the insurer to propose actions to correct the capital deficiency to placing the insurer under regulatory control. As of December 31, 2006, our risk-based capital for us and our life insurance subsidiaries exceeded the level of risk-based capital that would require us to take or become subject to any corrective action.

Statutory accounting principles

Statutory accounting principles (“SAP”) is a basis of accounting developed by insurance regulators to monitor and regulate the solvency of insurance companies. In developing SAP, insurance regulators were primarily concerned with assuring an insurer’s ability to pay of all its current and future obligations to policyholders. As a result, statutory accounting focuses on conservatively valuing the assets and liabilities of insurers, generally in accordance with standards specified by the insurer’s domiciliary jurisdiction. Uniform SAP are established by the NAIC and generally adopted by regulators in the various jurisdictions in which we conduct business. These accounting principles and related regulations determine, among other things, the amounts we may pay as dividends.

U.S. GAAP is designed to measure a business on a going-concern basis. It gives consideration to the matching of revenue and expense and, as a result, certain expenses are capitalized when incurred and then amortized over the life of the associated policies. The valuation of assets and liabilities under U.S. GAAP is based in part upon best estimate assumptions made by the insurer. Stockholders’ equity represents both amounts currently available and amounts expected to emerge over the life of the business. As a result, the values for assets, liabilities and equity reflected in financial statements prepared in accordance with U.S. GAAP are materially different from those reflected in financial statements prepared under SAP.

Regulation of investments

We are subject to laws and regulations that require diversification of our investment portfolio and limit the proportion of our investments in certain asset categories, such as below investment grade fixed maturities, equity real estate, other equity investments and derivatives. Failure to comply with these laws and regulations renders assets invested contrary to such regulatory limitations to be treated as non-admitted assets for purposes of measuring surplus, and, in some instances, would require divestiture of such non-complying investments. We believe our investments comply with these laws and regulations.

Federal regulation

Our variable life insurance and variable annuity products generally are “securities” within the meaning of federal securities laws and regulations. As a result, most of our variable annuity products and all of our variable life insurance products are registered under the Securities Act of 1933 and are subject to regulation by the SEC, the NASD and state securities authorities. Federal and state securities regulation similar to that discussed below under “Other Laws and Regulations—Securities regulation” affect investment advice and sales and related activities with respect to these products. In addition, although the federal government does not comprehensively regulate the business of insurance, federal legislation and administrative policies in several other areas, including taxation, financial services regulation and pension and welfare benefits regulation, can also significantly affect the insurance industry.

Federal initiatives

Although the federal government generally does not directly regulate the insurance business, federal initiatives often, and increasingly, have an impact on the business in a variety of ways. From time to time, federal measures are proposed which may significantly affect the insurance business, including limitations on antitrust immunity, tax incentives for lifetime annuity payouts, simplification bills affecting tax-advantaged or tax-exempt savings and retirement vehicles, and proposals to modify or make permanent the estate tax repeal enacted in 2001. In addition, various forms of direct federal regulation of insurance have been proposed in recent years. We cannot predict whether any such proposals will be adopted, or what impact, if any, such proposals or, if adopted, such laws may have on our business, financial condition or results of operation.

Changes in tax laws

Changes in tax laws could make some of our products less attractive to consumers. For example, the gradual repeal of the federal estate tax, begun in 2001, is continuing to be phased in through 2010. The repeal and continuing uncertainty created by the repeal of the federal estate tax has resulted in reduced sales, and could continue to adversely affect sales and surrenders, of some of our estate planning products, including survivorship/second-to-die life insurance policies. In May 2003, the Jobs and Growth Tax Relief Reconciliation Act of 2003 was signed into law to lower the federal income tax rate on capital gains and certain ordinary dividends. This reduction may provide an incentive for certain of our customers and potential customers to shift assets into mutual funds and away from our products, including annuities that are designed to defer taxes payable on investment returns. On the other hand, individual income tax rates are scheduled to revert to previous levels in 2010, and that could have a positive influence on the interest of investors in our products. Similarly, the 2008 expiration of favorable income tax rates for dividend income could increase interest in our products.

Other Laws and Regulations

Securities regulation

Certain of our policies, contracts and services offered are subject to regulation under the federal and state securities laws and regulations of the SEC, state securities regulators and the NASD. Some of our variable annuity contracts and all of our variable life insurance policy separate accounts are registered under the Investment Company Act of 1940. Some of our variable annuity contracts and all of our variable life insurance policies are registered under the Securities Act of 1933.

These laws and regulations are primarily intended to protect investors in the securities markets and generally grant supervisory agencies broad administrative powers, including the power to limit or restrict the conduct of business for failure to comply with such laws and regulations. In such event, the possible sanctions that may be imposed include suspension of individual employees, limitations on the activities in which an investment adviser or broker/dealer may engage, suspension or revocation of an investment adviser or broker/dealer registration, censure or fines. We may also be subject to similar laws and regulations in the states in which we offer the products described above or conduct other securities-related activities.

We also serve as the depositor for variable annuity contracts and other debt securities that rely on certain exemptions from registration under the Investment Company Act of 1940 and the Securities Act of 1933. Nevertheless, certain provisions of the Investment Company Act of 1940 and the Securities Act of 1933 may apply to these products issued under certain circumstances.

The Investment Company Act of 1940, the Securities Exchange Act of 1934 and the Securities Act of 1933, including the rules and regulations promulgated thereunder, are subject to change, which may affect us and any products we issue.

The SEC, NASD, state attorneys general and other federal offices may conduct periodic examinations, in addition to, special or targeted examinations of us and/or specific products. These examinations or inquiries may include, but are not necessarily limited to, product disclosures and sales issues, financial and accounting disclosure and operational issues. Often examinations are “sweep exams” whereby the regulator reviews current issues facing the financial or insurance industry.

Environmental considerations

As an owner and operator of real property, we are subject to extensive U.S. federal and state environmental laws and regulations. Potential environmental liabilities and costs in connection with any required remediation of such properties also is an inherent risk in property ownership and operation. In addition, we hold equity interests in companies and have made loans secured by properties that could potentially be subject to environmental liabilities. We routinely have environmental assessments performed with respect to real estate being acquired for investment and real property to be acquired through foreclosure. We cannot provide assurance that unexpected environmental liabilities will not arise. However, based upon information currently available to us, we believe that any costs associated with compliance with environmental laws and regulations or any remediation of such properties will not have a material adverse effect on our business, financial condition or results of operations.

ERISA considerations

We provide certain products and services to certain employee benefit plans that are subject to ERISA or the Internal Revenue Code. As such, our activities are subject to the restrictions imposed by ERISA and the Internal Revenue Code, including the requirement under ERISA that fiduciaries must perform their duties solely in the interests of ERISA plan participants and beneficiaries and the requirement under ERISA and the Internal Revenue Code that fiduciaries may not cause a covered plan to engage in certain prohibited transactions with persons who have certain relationships with respect to such plans. The applicable provisions of ERISA and the Internal Revenue Code are subject to enforcement by the U.S. Department of Labor, the IRS and the Pension Benefit Guaranty Corporation.

USA PATRIOT Act

The USA PATRIOT Act of 2001 (“the Patriot Act”) enacted in response to the terrorist attacks on September 11, 2001, contains anti-money laundering and financial transparency laws and mandates the implementation of various new regulations applicable to broker/dealers and other financial services companies including insurance companies. The Patriot Act seeks to promote cooperation among financial institutions, regulators and law enforcement entities in identifying parties that may be involved in terrorism or money laundering. Anti-money laundering laws outside of the U.S. contain similar provisions. The increased obligations of financial institutions to identify their customers, watch for and report suspicious transactions, respond to requests for information by regulatory authorities and law enforcement agencies, and share information with other financial institutions, require the implementation and maintenance of internal practices, procedures and controls. We believe that we have implemented, and that we maintain, appropriate internal practices, procedures and controls to enable us to comply with the provisions of the Patriot Act.

Privacy of consumer information

U.S. federal and state laws and regulations require financial institutions, including insurance companies, to protect the security and confidentiality of consumer financial information and to notify consumers about their policies and practices relating to their collection and disclosure of consumer information and their policies relating to protecting the security and confidentiality of that information. Similarly, federal and state laws and regulations also govern the disclosure and security of consumer health information. In particular, regulations promulgated by the U.S. Department of Health and Human Services regulate the disclosure and use of protected health information by health insurers and others, the physical and procedural safeguards employed to protect the security of that information and the electronic transmission of such information. Congress and state legislatures are expected to consider additional legislation relating to privacy and other aspects of consumer information.